Exhibit 99.1

Virage Logic Reports Second Quarter Fiscal Year 2008 Results

License Revenues Increased 13% Sequentially and 55% Year-Over-Year

FREMONT, Calif.--(BUSINESS WIRE)--Virage Logic Corporation (NASDAQ:VIRL), the semiconductor industry’s trusted IP partner and pioneer in Silicon Aware IP™ today reported its financial results for the second fiscal quarter ended March 31, 2008.

Revenues for the second quarter of fiscal 2008 were $14.7 million, compared with $10.6 million for the second quarter of fiscal 2007 and $14.1 million for the first quarter of fiscal 2008. License revenue for the second quarter of fiscal 2008 was $12.1 million, compared with $7.8 million for the same period a year ago and $10.8 million for the prior quarter. Royalties for the second quarter of fiscal 2008 were $2.6 million, compared with $2.8 million for the second quarter of fiscal 2007 and $3.3 million for the first quarter of fiscal 2008.

As reported under U.S. generally accepted accounting principles (GAAP), net income for the second quarter of fiscal 2008 was $0.6 million, or $0.03 per share, compared with net loss of $1.8 million, or ($0.08) per share for the second quarter of fiscal 2007 and net income of $1.1 million or $0.05 per share for the first quarter of fiscal 2008.

Excluding the effects of FAS123R stock compensation expense and acquisition related charges, the company would have reported a net income of $1.0 million, or $0.04 per share for the quarter ended March 31, 2008. The reconciliation of GAAP to non GAAP includes $1.0 million of stock-based compensation expense and approximately $143,000 of acquisition related charges and other reduced by $0.8 million tax effect for a net total of $1.0 million.

Dan McCranie, president, chief executive officer and chairman of Virage Logic, said, “License revenue increased 13% sequentially, and 55% year-over-year. This is the highest license revenue the company has posted in 12 quarters. Total revenue, which includes royalties, increased 4% sequentially and 39% year-over-year. The growth in license revenue is a direct result of our efforts in the past year on two key initiatives:

  Being first to market with next generation advanced technology products. Our recent introduction of 40nm SiWare™ memory compilers and logic libraries underscores our ability to develop and bring to the semiconductor market our feature-rich products at the most advanced foundry nodes.
  Broadening our product portfolio. Examples of this include the ‘productization’ of our enhanced memory compiler and yield analysis tools for sales to our IDM customers, the expansion of our product portfolio to include advanced DDR memory interface IP, and the availability of our compiler and library offerings at all the major semiconductor foundries.

Mr. McCranie continued, “As we mentioned in last quarter’s press release, we believe that the semiconductor industry in general continues to outsource building-block IP to third-party providers. We believe that we can benefit from this secular trend. In order to be successful, we must continue to define, develop and execute new business structures, processes and product portfolios to enable deeper, strategic partnerships with our customers.”

Mr. McCranie concluded, “We enjoyed strong license bookings in this most recent quarter, including substantial orders from major foundries. In addition, our opportunity pipeline remains strong, particularly in advanced physical IP, as well as our DDR memory interface IP product family. As a result of these two Virage Logic-specific parameters, we continue to be optimistic with regard to our future license revenue growth for our current product portfolio. With regard to royalties, I believe our company will enjoy increased royalty revenue in future quarters, as our customers move their advanced node SoC products into full production. Royalty revenue in current quarters, however, is a reflection of wafer fabrication production at older process nodes. As such, we have seen soft royalty revenues in the first half of fiscal 2008, and we are forecasting continued soft royalty revenues for the third fiscal quarter ending June 30, 2008. However, royalty revenues should increase in the second half of calendar 2008, as our major customers move into production with products on the advanced process nodes.”

Virage Logic also announced today its business outlook for the third quarter of fiscal 2008 ending June 30, 2008. The company currently anticipates total license revenues to be in the $12.4 to $13.0M range, or up 3 to 7 percent over the previous quarter. Royalty revenues for third fiscal quarter are projected to be $2.2 to $2.5M. The company expects to report a non-GAAP earnings per diluted share excluding FAS123R stock compensation expense and acquisition related expenses are expected to be in the range of $0.04 to $0.06 for the third fiscal quarter. The company expects $1.0 million of FAS123R stock compensation expense and $1.9 million acquisition related expenses that include $1.8 million of acquisition related performance based payments linked to predefined sales and technology goals for the third quarter of fiscal 2008. Although this news release will be available on the company’s website, the company disclaims any duty or intention to update these or any other forward-looking statements.

GAAP reconciliation

We believe the financial figures we include that are not presented in accordance with GAAP assist investors in understanding our business and operating results. This information is intended to provide investors with useful supplemental data regarding the underlying economics of our business operations because operating results presented under GAAP may include items that are nonrecurring or not necessarily relevant to ongoing operations, or are difficult to forecast for future periods. The Company’s management evaluates and makes operating decisions about its business operations primarily based on revenue and the core costs of those business operations. Management believes that the amortization and impairment of intangible assets, stock-based compensation and restructuring charges are not part of its core business operations. Therefore, management presents non-GAAP financial measures, along with GAAP measures, in this earnings release by excluding these items from the period expenses. The income statement line items involved in the adjustment from GAAP to non-GAAP presentation in this earnings release are amortization and impairment of intangible assets and stock-based compensation that are included in cost of revenues, research and development, general and administrative and sales and marketing expenses. To determine our non-GAAP tax provision, the Company recalculates tax based on non-GAAP income before taxes and adjusts accordingly.

For each such non-GAAP measure, the adjustment provides management with information about the Company’s underlying operating performance that enables a more meaningful comparison of our finance results in different reporting periods. For example, since the Company does not acquire businesses on a predictable cycle, management excludes acquisition-related charges in order to provide a more consistent and meaningful evaluation of the Company’s operating expenses. Management also excludes the impact of stock-based compensation to help it compare current period operating expenses against the operating expenses for prior periods. In addition, the availability of non-GAAP information helps management track actual performance relative to financial targets. This information also helps investors compare the Company’s performance with other companies in the industry, which use similar financial measures to supplement their GAAP financial information.

Management recognizes that the use of these non-GAAP measures has limitations, including the fact that management must exercise judgment in determining which types of charges should be excluded from the non-GAAP financial information. Management believes that providing this non-GAAP financial information, in addition to GAAP information, facilitates consistent comparison of the Company’s financial performance over time. The Company has historically provided non-GAAP information to the investment community, not as an alternative but as an important supplement to GAAP information, to enable investors to evaluate the Company’s core operating performance in the way that management does.

Our non-GAAP financial measures are not intended to be performance measures that should be regarded as alternatives to, or more meaningful than, our GAAP financial measures. Non-GAAP financial measures have limitations as they do not include all items of income and expense that affect our operations, and accordingly should always be considered as supplemental to our financial results presented in accordance with GAAP.

Conference Call

Virage Logic's management will hold a teleconference on second-quarter fiscal year 2008 results at 1:30 p.m. PACIFIC / 4:30 p.m. EASTERN today, April 30, 2008. Participants can access the call by dialing (888) 413-9033 (domestic) or (706) 679-5076 (international) or can listen via a live Internet webcast, which can be found on the Investor Relations page of the Virage Logic website at www.viragelogic.com. A replay of the call will be available at (800) 642-1687 (domestic) or (706) 645-9291 (international), access number 42100059 through May 3, 2008; and the webcast can be accessed at www.viragelogic.com for 30 days.

About Virage Logic

Founded in 1996, Virage Logic Corporation rapidly established itself as a technology and market leader in providing advanced embedded memory intellectual property (IP) for the design of complex integrated circuits. The company's Silicon Aware IP offering (embedded memories, logic libraries and I/Os) includes silicon behavior knowledge for increased predictability and manufacturability. Through its recent acquisition of Ingot Systems, the company has expanded its product offering to include Application Specific IP (ASIP) solutions such as Double Data Rate (DDR) Memory Controllers and design services. The highly differentiated product portfolio provides higher performance, lower power, higher density and optimal yield to foundries, integrated device manufacturers (IDMs) and fabless customers. The company uses its FirstPass-Silicon Characterization Lab™ for certain products to help ensure high quality, reliable IP across a wide range of foundries and process technologies. For more information, visit www.viragelogic.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to company trends, business outlook and technology leadership. Forward-looking statements are subject to a number of known and unknown risks and uncertainties, which might cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include Virage Logic’s ability to improve its operations; its ability to forecast its business, including its revenue, income and order flow outlook; Virage Logic’s ability to execute on its strategy; Virage Logic’s ability to continue to develop new products and maintain and develop new relationships with third-party foundries and integrated device manufacturers; adoption of Virage Logic’s technologies by semiconductor companies and increases or fluctuations in the demand for their products; the company’s ability to overcome the challenges associated with establishing licensing relationships with semiconductor companies; the company’s ability to obtain royalty revenues from customers in addition to license fees, to receive accurate information necessary for calculating royalty revenues and to collect royalty revenues from customers; business and economic conditions generally and in the semiconductor industry in particular; competition in the market for semiconductor IP platforms; and other risks including those described in the company’s Annual Report on Form 10-K for the period ended September 30, 2007, and in Virage Logic’s other periodic reports filed with the SEC, all of which are available from Virage Logic’s website (www.viragelogic.com) or from the SEC’s website (www.sec.gov), and in news releases and other communications. Virage Logic disclaims any intention or duty to update any forward-looking statements made in this news release.

All trademarks are the property of their respective owners and are protected herein.

Reconciliation of GAAP to Non-GAAP Financial Results

Statement of Operations Reconciliation (in thousands)	Three Months Ended March 31, 2008	Six Months Ended March 31, 2008
GAAP net income	$632	$1,724
Stock-based compensation expense charged to operating expense	1,009	1,412
Stock-based compensation expense related to custom contracts	20	33
Amortization of intangibles related to Ingot acquisition	69	138
Impairment of intangible assets	74	74
Restructuring charges		(3)
Tax effect	(773)	(949)
Non-GAAP net income	$1,031	$2,429

Earnings per share:
Basic	$0.04	$0.10
Diluted	$0.04	$0.10

Shares used in computing per share amounts:
Basic	23,494	23,466
Diluted	23,723	23,730

Virage Logic Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per-share amounts)
(Unaudited)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2008	2007	2008	2007
Revenue:
License	$12,113	$7,804	$22,874	$16,226
Royalties	2,576	2,763	5,875	5,866
Total revenues	14,689	10,567	28,749	22,092
Cost and expenses:
Cost of revenues	3,121	3,376	5,568	7,103
Research and development	6,175	4,823	12,033	9,900
Sales and marketing	3,864	3,763	7,457	7,417
General and administrative	2,111	2,418	3,886	5,082
Restructuring charges			(3)	
Total cost and expenses	15,271	14,380	28,941	29,502
Operating loss	(582)	(3,813)	(192)	(7,410)
Interest income and other, net	767	974	1,934	1,917
Income (loss) before taxes	185	(2,839)	1,742	(5,493)
Income tax (benefit) provision	(447)	(1,062)	18	(2,500)

Net income (loss)	$632	$(1,777)	$1,724	$(2,993)

Earnings per share:
Basic	$0.03	$(0.08)	$0.07	$(0.13)
Diluted	$0.03	$(0.08)	$0.07	$(0.13)

Shares used in computing per share amounts:
Basic	23,494	23,073	23,466	23,080
Diluted	23,723	23,073	23,730	23,080

Virage Logic Corporation
Unaudited Consolidated Balance Sheets
(In thousands)

	March 31, 2008	September 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$22,566	$14,820
Short-term investments	33,242	42,840
Accounts receivable, net	15,271	12,170
Costs in excess of related billings on uncompleted contracts	1,112	1,134
Deferred tax assets – current	1,938	1,939
Prepaid expenses and other current assets	3,634	4,766
Taxes receivable	2,565	2,320
Total current assets	80,328	79,989

Property, equipment and leasehold improvements, net	3,785	3,643
Goodwill	11,369	11,355
Other intangible assets, net	2,336	2,705
Deferred tax assets	13,873	13,178
Long-term investments	20,628	17,528
Other long-term assets	301	473

Total assets	$132,620	$128,871

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$626	$1,027
Accrued expenses	4,565	4,659
Deferred revenue	8,738	8,996
Income taxes payable	2,834	2,992
Total current liabilities	16,763	17,674
Deferred tax liabilities	978	978
Total liabilities	17,741	18,652

Stockholders’ equity:
Common stock	24	23
Additional paid-in capital	138,598	135,926
Accumulated other comprehensive income	1,272	1,009
Accumulated deficit	(25,015)	(26,739)
Total stockholders’ equity	114,879	110,219

Total liabilities and stockholders’ equity	$132,620	$128,871

CONTACT:
Virage Logic Corporation
Christine Russell, 510-360-8025
christine.russell@viragelogic.com
or
Lytham Partners, LLC
Joe Diaz, Joe Dorame, Robert Blum, 602-889-9700
virl@lythampartners.com